Exhibit 4.1
Execution Version

Dated 16 May 2024

THE SEADRILL PARTIES
and
THE GDI PARTIES

_______________________________________________________________
SHARE AND ASSET PURCHASE AGREEMENT
for the sale and purchase of certain of the issued shares of the Rig Operator and certain of the assets of the Rig Owners
_______________________________________________________________

CONTENTS
Clause Subject Matter    Page

    i

THIS AGREEMENT is made on 16 May 2024
BETWEEN:
(1)    SEADRILL RIG HOLDING COMPANY LIMITED, an exempted company incorporated under the laws of Bermuda with registered number 53436 and having its registered office at Park Place, 55 Par-la-Ville Road, Hamilton, HM11, Bermuda (the “Seller Parent”);
(2)    SEADRILL CASTOR PTE. LTD., a company incorporated under the laws of Singapore with registered number 201625048C and having its registered office at 20 Collyer Quay, #23-01, Singapore 049319, Singapore (“Seadrill Castor”);
(3)    SEADRILL TELESTO LTD., an exempted company incorporated under the laws of Bermuda with registered number 44716 and having its registered office at Park Place, 55 Par-la-Ville Road, Hamilton, HM11, Bermuda (“Seadrill Telesto”);
(4)    SEADRILL TUCANA LTD., an exempted company incorporated under the laws of Bermuda with registered number 44690 and having its registered office at Park Place, 55 Par-la-Ville Road, Hamilton, HM11, Bermuda (“Seadrill Tucana”);
(5)    SEADRILL JACK UP HOLDING LTD., an exempted company incorporated under the laws of Bermuda with registered number 37220 and having its registered office at Park Place, 55 Par-la-Ville Road, Hamilton, HM11, Bermuda (“Seadrill Jack Up”);
(6)    GULF DRILLING INTERNATIONAL LIMITED, a Qatari private shareholding company incorporated under the laws of Qatar with registered number 27968 and having its registered office at 10th, 11th and 12th Floor, The Gate Mall, Tower 3, Maysaloun Street, West Bay, P.O. Box 9072, Doha, Qatar (the “Buyer”); and
(7)    GULF JACKUP SPC LLC, a company incorporated under the laws of the Qatar Financial Centre with registered number 02516 and having its registered office at Floor No. 10, The Gate Mall, Tower 3, No. 8, Doha, Qatar (the “Buyer SPV”),
each a “Party” and together, the “Parties”.
THE PARTIES AGREE AS FOLLOWS:
1.DEFINITIONS AND INTERPRETATION
1.1.In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:
“Allocation Schedule” means Schedule 1, as may be amended prior to Completion in accordance with clauses 8.1 and 8.2;
“Announcement” means the announcement in the Agreed Terms relating to the subject matter of this agreement;
“Anti-Corruption Laws” means any law that prohibits bribery or corruption, including: (a) the Foreign Corrupt Practices Act of 1977 of the United States; (b) the Bribery Act 2010 of the United Kingdom; (c) any other anti-corruption or anti-bribery laws enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (d) the Bribery Act 2016 of Bermuda; (e) Law Number 11 of 2004 in Qatar on the Issuance of the Penal Code; (f) the Prevention of

Corruption Act 1960 and the Penal Code 1871, in each case, of Singapore; and (g) any similar law issued, administered or enforced by any Government Authority, in each case, as applicable to any person;
“Anti-Money Laundering Laws” means any law that prohibits money laundering, including: (a) the Bank Secrecy Act of 1970, the Money Laundering Control Act of 1986 and the Patriot Act of 2001, in each case, of the United States; (b) the Money Laundering Regulations 2007 and the Proceeds of Crime Act 2002, in each case, of the United Kingdom; (c) Law Number 20 of 2019 in Qatar on Combatting Money Laundering and Terrorist Financing and the Anti-Money Laundering and Combatting the Financing of Terrorism Rules 2019 issued by the Qatar Financial Centre Regulatory Authority; (d) the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992, the Terrorism (Suppression of Financing) Act 2002 and the Monetary Authority of Singapore (Anti-Terrorism Measures) Regulations 2002, in each case, of Singapore; and (e) any similar law issued, administered or enforced by any Government Authority, in each case, as applicable to any person;
“Business Day” means a day (excluding Fridays, Saturdays and Sundays) on which banks generally are open in the City of London, United Kingdom, Houston, United States and Doha, Qatar, for the transaction of normal banking business;
“Buyer Confidential Information” means all information in any form relating to any member of the Buyer Group’s business, customers, financial or other affairs (including future plans, business development and targets of any member the Buyer Group);
“Buyer Deal Team” means each of Marcus Barraclough, Mark Gibson, Omar Obregon, Abdullatif Almulla and Abdallah Altahir;
“Buyer Group” means the Buyer Parent and its group undertakings from time to time, including the GDI Parties and the Rig Operator, and all of them and each of them as the context admits and “member of the Buyer Group” shall be construed accordingly;
“Buyer Guarantee” means the deed of guarantee dated on or around the date of this agreement entered into between the Buyer Parent and the Seadrill Parties;
“Buyer Parent” means Gulf International Services Q.P.S.C., a Qatari public shareholding company incorporated under the laws of Qatar with registered number 38200 and having its registered office at the Corniche, P.O. Box 3212, Doha, Qatar;
“Buyer Parent Approval” means the approval of the Transaction by the shareholders of the Buyer Parent at the Buyer Parent General Meeting;
“Buyer Parent General Meeting” means a duly convened and constituted extraordinary general assembly meeting of the shareholders of the Buyer Parent in accordance with the articles of association of the Buyer Parent and applicable law;
“Buyer Records” has the meaning given to that term in clause 18.1;
“Charter Agreements” means:
(a)the bareboat rig rental agreement dated 25 November 2019 entered into between the Rig Operator and Seadrill Castor relating to the Rig known as West Castor;
(b)the bareboat rig rental agreement dated 15 March 2020 entered into between the Rig Operator and Seadrill Telesto relating to the Rig known as West Telesto; and

(c)the bareboat rig rental agreement dated 11 October 2020 entered into between the Rig Operator and Seadrill Tucana relating to the Rig known as West Tucana;
“Charter Hire Buyer Amount” means, in respect of the Rig Operator, any amount prepaid to any Rig Owner by the Rig Operator under clause 7 of any Charter Agreement for the hire of any Rig up to and including the Completion Date;
“Charter Hire Seller Amount” means, in respect of the Rig Owners, the aggregate amount owed by the Rig Operator to any Rig Owner under clause 7 of any Charter Agreement for the hire of any Rig in the period up to and including the Completion Date;
“Charter Termination Agreements” means:
(a)a termination agreement in the Agreed Terms to be entered into between the Rig Operator and Seadrill Castor relating to the Charter Agreement relating to the Rig known as West Castor;
(b)a termination agreement in the Agreed Terms to be entered into between the Rig Operator and Seadrill Telesto relating to the Charter Agreement relating to the Rig known as West Telesto; and
(c)a termination agreement in the Agreed Terms to be entered into between the Rig Operator and Seadrill Tucana relating to the Charter Agreement relating to the Rig known as West Tucana;
“Completion” means the completion of the sale and purchase of the Rigs and the Shares in accordance with clauses 9.2 and 9.3;
“Completion Date” means the date on which Completion occurs;
“Completion Payment” has the meaning given to that term in clause 8.1;
“Completion Schedule” has the meaning given to that term in clause 8.1;
“Condition Satisfaction Date” has the meaning given to that term in clause 5.6;
“Conditions” means the conditions set out in clause 5.1;
“Consideration” means an amount equal to US$338,000,000 (USD three hundred and thirty eight million), as may be amended in accordance with clause 7.6;
“Default Rate” means the rate of six per cent. per annum compounded daily;
“Deposit” means an amount equal to US$33,800,000 (USD thirty three million eight hundred thousand);
“Drilling Agreement” means the agreement for offshore jack-up drilling rig services (number LTC/C/SDC/3661-A/18) dated 29 April 2019 entered into between Qatargas Operating Company Limited and the Rig Operator relating to the Rigs;
“Encumbrance” means any security interest (including any mortgage, charge, pledge, lien), any right to acquire (including any option or right of pre-emption) or any right to restrict dealings (including any trust or reservation of title);

“Escrow Account” means the account in the name of the Escrow Agent operated and governed by the terms of the Escrow Agreement;
“Escrow Agent” means Citibank, N.A., London Branch, a company incorporated under the laws of England and Wales and having its registered office at Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, United Kingdom;
“Escrow Agreement” means the escrow agreement dated the date of this agreement and entered into between the Seller Parent, the Buyer and the Escrow Agent;
“Escrow Margin” means an amount equal to 125 basis points deducted by the Escrow Agent from any interest accrued on the Deposit in the Escrow Account in accordance with the terms of the Escrow Agreement;
“Escrow Payment Instruction” has the meaning given to “Payment Instruction” in the Escrow Agreement;
“Excluded Assets” means the assets and business or any right or benefit of each Rig Owner as at Completion, including:
(a)any agreement or arrangement entered into by any Rig Owner;
(b)the Charter Hire Seller Amount;
(c)any cash sums or cash equivalents (whether held in hand, in a bank account or in transit) of any Rig Owner and the bank accounts of each Rig Owner; and
(d)the Seller Intellectual Property,
▪in each case, other than the Rigs;
“External Claim” has the meaning given to that term in paragraph 7.1 of Schedule 7;
“External Right” has the meaning given to that term in paragraph 7.1 of Schedule 7;
“Force Majeure Event” means, any matter, event or circumstance which causes any obligation to be beyond the reasonable control of a person, including any acts of God, fire, explosion, flood, unusually severe or abnormal weather, riots or other civil disturbances, wars, acts of terrorism, actions of governments, compliance with any law or request of any Government Authority, strikes, lockouts or other employment difficulties (other than strikes, lockouts or other employment difficulties involving only the workforce of that person), failure of usual sources of raw materials or other sources of supply, failure of computer systems to operate properly, destruction or loss of electronic records or data, any necessity not to operate, or to reduce operation of, equipment in order to protect the safety of people or to protect the environment, epidemic, pandemic or disease outbreak (including the COVID-19 virus) and similar force majeure events;
“GDI Parties” means the Buyer and the Buyer SPV and “GDI Party” means any one of them as the context requires;
“GDI Party Warranties” means the warranties set out in Schedule 6 and “GDI Party Warranty” means any one of them as the context requires;

“Government Authority” means any supra-national, national, federal state, provincial municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any merger control, regulatory, importing or other governmental or quasi-governmental authority, including the Panama Authority, any Qatar Authority, the Singapore Authority and any Tax Authority;
“Insurance Claim” has the meaning given to that term in clause 13.9;
“Insurance Policies” means:
(a)the mobile offshore unit package insurance policy with certificate number 1/CRT/2024/0065 relating to the Rig known as West Castor;
(b)the comprehensive general liability for MOUs (CGL) insurance policy number 2024 501093 6 1 relating to the Rig known as West Castor;
(c)the P&I for mobile offshore units insurance policy number 2024 501093 5 1 relating to the Rig known as West Castor;
(d)the mobile offshore unit package insurance policy with certificate number 1/CRT/2024/0066 relating to the Rig known as West Telesto;
(e)the comprehensive general liability for MOUs (CGL) insurance policy number 2024 501093 8 1 relating to the Rig known as West Telesto;
(f)the P&I for mobile offshore units insurance policy number 2024 501093 7 1 relating to the Rig known as West Telesto;
(g)the mobile offshore unit package insurance policy with certificate number 1/CRT/2024/0068 relating to the Rig known as West Tucana;
(h)the comprehensive general liability for MOUs (CGL) insurance policy number 2024 501093 10 1 relating to the Rig known as West Tucana;
(i)the P&I for mobile offshore units insurance policy number 2024 501093 9 1 relating to the Rig known as West Tucana; and
(j)any other policy of insurance obtained in respect of any Rig prior to Completion under the terms of the Charter Agreements, the Management Agreement or the Shareholders’ Agreement,
and “Insurance Policy” means any one of them as the context requires;
“Intellectual Property” means all rights in, or in relation to, any and all patents, utility models, trade and service marks, rights in designs, get-up, trade, business or domain names, copyrights, topography rights, rights in inventions, logos, know-how, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character, in each case, in any part of the world and whether registered or not and including any applications to register or rights to apply for registration of any of the foregoing;
“LCIA” means the London Court of International Arbitration;

“LCIA Rules” means the LCIA rules then in effect;
“Longstop Date” means 5.00 p.m. on 30 June 2024, as such time and date may be amended by agreement in writing between the Seller Parent and the Buyer;
“Management Agreement” means the mobilisation, management and related activities agreement dated 15 August 2019 (as novated and amended) entered into between the Buyer, the Rig Operator and Seadrill Global;
“Management Termination Agreement” means a termination agreement in the Agreed Terms to be entered into between the Buyer, the Rig Operator and Seadrill Global relating to the termination of the Management Agreement;
“Panama Authority” means the Panama Maritime Authority or any of its successor bodies;
“Qatar Approval” means the Qatar Authority having:
(a)given its written approval or confirmed in writing that it has no objection to Qatar Controller Notice; or
(b)not objected to the Qatar Controller Notice within 30 days following the later of: (i) the date of delivery of the Qatar Controller Notice to the Qatar Authority; or (ii) to the extent the Qatar Authority requests any further information following the delivery of the Qatar Controller Notice to the Qatar Authority, the date upon which all such information has be submitted, in each case, such approval or non-objection being unconditional (and it being acknowledged that none of Seadrill Parties or the GDI Parties shall be required to agree to any condition or undertaking in connection with such approval or non-objection);
“Qatar Authority” means the Qatar Financial Centre Authority or any of its successor bodies;
“Qatar Controller Notice” means the notice to be delivered to the Qatar Authority in the prescribed form pursuant to General Rule 8 of the QFCA Rules made pursuant to article 12 of the Qatar Authority Regulations, No. 9 of 2006, providing details of the proposed transfer of the Shares to the Buyer pursuant to the Transaction;
“QFMA” means the Qatar Financial Markets Authority or any of its successor bodies;
“Related Persons” means:
(a)in the case of a person that is an undertaking, any group undertaking of that person, in each case from time to time;
(a)in the case of a person who is an individual, any spouse, domestic or civil partner and/or lineal descendant by blood or adoption of that individual or any person acting in its capacity as trustee of a trust of which such individual is the settlor; and
(b)in the case of a person that is a partnership, the partners of the person or their nominees or a nominee or trustee for the person, any manager of, general partner of or adviser to, the person or any investors in a fund which holds interests, directly or indirectly, in the partnership;

“Rig Condition” means the condition set out in clause 5.1(c);
“Rig Operator” means Gulfdrill LLC, a company incorporated under the laws of the Qatar Financial Centre with registered number 00770 and having its registered office at 10th Floor, The Gate Building, Tower 3, Maysaloun Street, West Bay, Doha, Qatar;
“Rig Operator Articles” means the articles of association of the Rig Operator in force from time to time;
“Rig Owner” means each of Seadrill Castor, Seadrill Telesto and Seadrill Tucana and “Rig Owner” means any one of them as the context requires;
“Rig Total Loss” means an actual total casualty loss, a constructive total casualty loss or a compromised total casualty loss to a Rig, including by physical damage, forced sale or other involuntary transfer, confiscation or requisition (of title or for hire) whether by any Government Authority or any other person of any Rig;
“Rig Total Loss Election Notice” has the meaning given to that term in clause 7.2;
“Rig Total Loss Event” has the meaning given to that term in clause 7.1;
“Rig Total Loss Notice” has the meaning given to that term in clause 7.1;
“Rigs” means the jack-up drilling rigs known as West Castor, West Telesto and West Tucana, particulars of which are set out in Schedule 2, and “Rig” means any one of them as the context requires;
“Sanctioned Person” means any person: (a) designated on any Sanctions related list of blocked or restricted parties; (b) the government of, organised under the laws of, or ordinarily resident in a geography that is the subject of comprehensive Sanctions; or (c) majority owned (in the aggregate) or controlled by any of the foregoing;
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the US government, including those administered by the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of State or the Executive Orders of President of the United States; (b) the United Nations Security Council; (c) Her Majesty’s Treasury; (d) those promulgated by the European Union and adopted and enforced by its member states; (e) the Bermuda government or the Governor of Bermuda; (f) the Singapore government, including those administered by the Monetary Authority of Singapore; or (g) any other country with jurisdiction over the activities of any person;
“Seadrill Global” means Seadrill Global Services Ltd., an exempted company incorporated under the laws of Bermuda with registered number 47413 and having its registered office at Park Place, 55 Par-la-Ville Road, Hamilton, HM11, Bermuda;
“Seadrill Parties” means the Seller Parent, Seadrill Castor, Seadrill Telesto, Seadrill Tucana and Seadrill Jack Up and “Seadrill Party” means any one of them as the context requires;
“Sellers” means Seadrill Castor, Seadrill Telesto, Seadrill Tucana and Seadrill Jack Up and “Seller” means any one of them as the context requires;
“Seller Account” means an account notified in writing by the Seller Parent to the Buyer from time to time;

“Seller Confidential Information” means all information in any form relating to the Seller Group’s business, customers, financial or other affairs (including future plans, business development and targets of such person);
“Seller Group” means Seadrill Limited and each of its subsidiary undertakings from time to time, including the Seadrill Parties but excluding the Rig Operator, and all of them and each of them as the context admits and “member of the Seller Group” shall be construed accordingly;
“Seller Guarantee” has the meaning given to that term in paragraph 1.1 of Schedule 8;
“Seller Intellectual Property” means all Intellectual Property owned or licenced by any member of the Seller Group;
“Seller Records” has the meaning given to that term in clause 18.2;
“Seller Relevant Person” has the meaning given to that term in clause 14.1;
“Seller Solicitors” means Baker Botts (UK) LLP and its affiliates;
“Seller Warranties” means the warranties set out in Schedule 5 and “Seller Warranty” means any one of them as the context requires;
“Seller Warranty Claim” means any claim, proceeding or action made against any Seadrill Party arising out of, or in connection with, the breach of any Seller Warranty;
“Shareholders’ Agreement” means the shareholders’ agreement dated 15 August 2019 entered into between Seadrill Jack Up, the Buyer and the Rig Operator;
“Shareholder Termination Agreement” means a termination agreement in the Agreed Terms to be entered into between the Buyer, Seadrill Jack Up and the Rig Operator relating to the Shareholders’ Agreement;
“Shares” means 500 shares of US$1.00 each in the issued share capital of the Rig Operator, each having the rights and restrictions set out in the Rig Operator Articles, held by Seadrill Jack Up;
“Singapore Authority” means the Maritime and Port Authority of Singapore or any of its successor bodies;
“Tax” or “Taxation” means all forms of tax and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities whatsoever, wherever chargeable in any jurisdiction (including national insurance contributions and any corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto, including VAT;
“Tax Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax;
“Tax Claim” means any assessment, notice, letter, determination, demand or other document issued or made by or on behalf of any Tax Authority in any case from which it appears that a Tax liability has been or may be imposed on a Seadrill Party;

“Third Party” has the meaning given to that term in clause 33.1;
“Total Loss Excluded Rig” has the meaning given to that term in clause 7.2;
“Transaction” means the sale and purchase of the Rigs and the Shares in accordance with the terms of this agreement and the other transactions or matters contemplated by the Transaction Documents;
“Transaction Documents” means this agreement, the Buyer Guarantee, the Charter Termination Agreements, the Escrow Agreement, the Management Termination Agreement, the Shareholders Termination Agreement and each other document in the Agreed Terms; and
“VAT” means:
(a)any tax imposed in compliance with the council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)any other tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) of this definition, or imposed elsewhere.
1.2.In this agreement unless otherwise specified, reference to:
(a)a “group undertaking” or an “undertaking” is to be construed in accordance with section 1161 of the Companies Act 2006, a “subsidiary undertaking” is to be construed in accordance with section 1162 of the Companies Act 2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of that act;
(b)a document in the “Agreed Terms” is a reference to that document in the form approved and for the purposes of identification initialled, signed or approved by email as a document in the Agreed Terms by or on behalf of the Seller Parent and the Buyer on or before the execution of this agreement;
(c)“includes” and “including” shall mean including, without limitation;
(d)a Party shall include any such person’s assignees (if any) and, in the case of an individual, his or her estate and personal representatives;
(e)a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);
(f)“clauses”, “paragraphs” or “Schedules” are to clauses and paragraphs of, and schedules to, this agreement;
(g)“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;
(h)“US$”, “$” and “USD” is to US dollars, the lawful currency of the United States;

(i)“US” or the “United States” means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;
(b)(i) “Panama” means the Republic of Panama; (ii) “Qatar” means the State of Qatar; and (iii) “Singapore” means the Republic of Singapore;
(j)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
(k)an agreement, means that agreement as may be amended or novated from time to time;
(l)any law incudes any applicable law, statute, constitution, principle of common or customary law, resolution, ordinance, code, agency requirement, binding directive, regulation, order or requirement lawfully issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government Authority;
(m)a legal or regulatory provision or an accounting or other standard or any of their provisions is to be construed as a reference to that legal or regulatory provision or standard or such other provision as the same may have been amended or re-enacted before the date of this agreement;
(n)any statute, statutory instrument, regulation, by-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English term; and
(o)the time of day is reference to time in London, England.
1.3.The Schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the Schedules.
1.4.The index to and the headings in this agreement are for information only and are to be ignored in construing it.
1.5.Unless expressly stated otherwise in this agreement, the obligations and liabilities of each Seadrill Party under this agreement shall be given severally (and not jointly and severally).
2.SALE AND PURCHASE
2.1.Upon the terms of this agreement and subject to the satisfaction of the Conditions, with effect on and from Completion:
(a)each Rig Owner shall sell the Rig set out opposite its name in column 1 of Schedule 2 and the Buyer SPV shall (and the Buyer shall procure that the Buyer SPV shall) purchase that Rig, with full title guarantee and free from any Encumbrance, and the property and risk in that Rig shall vest in the Buyer SPV on and following Completion; and

(b)Seadrill Jack Up shall sell the Shares, and the Buyer shall purchase all such shares, with full title guarantee free from any Encumbrance, together with all accrued rights and benefits attached thereto on and following Completion.
2.2.Subject to Completion, Seadrill Jack Up agrees to procure the waiver of any right or restriction conferred upon any member of the Seller Group in relation to the Rigs or the Shares under the Rig Operator Articles or otherwise, including:
(a)any right of redemption, pre-emption, first refusal or transfer;
(b)any right relating to the terms of transfer and/or the consideration, interest and/or dividends receivable for or on any Rig or any Share; and
(c)any right to acquire any Rig or any Share.
1.1.Subject to Completion, the Buyer agrees to procure the waiver of any right or restriction conferred upon any member of the Buyer Group in relation to the Rigs or the Shares under the Rig Operator Articles or otherwise, including:
(a)any right of redemption, pre-emption, first refusal or transfer;
(b)any right relating to the terms of transfer and/or the consideration, interest and/or dividends receivable for or on any Rig or any Share; and
(c)any right to acquire any Rig or any Share.
2.3.Subject to Completion, the Buyer hereby irrevocably and unconditionally approves the Transaction and the disposal of the Shares in accordance with the terms of this agreement and agrees that such approval shall constitute its consent for the purposes of clause 12.1 of the Shareholders’ Agreement or as may otherwise be required under the terms of the Shareholders’ Agreement or the Rig Operator Articles.
2.4.The Sellers and the GDI Parties shall not be obliged to complete the sale and purchase of any of the Rigs or the Shares unless the sale of all of the Rigs and the Shares is completed simultaneously.
2.5.The Excluded Assets are not included in the sale and purchase pursuant to clause 2.1(a).
3.CONSIDERATION
3.1.The consideration for the sale and purchase of the Rigs and the Shares shall be the Consideration, which shall be apportioned among the Rigs and the Shares in accordance with the Allocation Schedule.
3.2.The Consideration due to the Sellers shall be satisfied in cash at Completion in accordance with clause 9.3.
3.3.If there is any adjustment to the Consideration prior to Completion in accordance with clause 7.6, the Seller Parent shall deliver to the Buyer an updated Allocation Schedule to reflect such adjustments in accordance with clause 8.1.
3.4.If any payment is made by any Seadrill Party or any other member of the Seller Group to any GDI Party or any other member of the Buyer Group in respect of any adjustment or claim under any Transaction Document, the payment shall, to the extent possible, be treated as an adjustment to the Consideration paid by any GDI Party to any Seadrill Party under this agreement and, in such circumstances, the Consideration shall be deemed to have been reduced by the amount of such payment.
4.DEPOSIT
4.1.On the date of this agreement, the GDI Parties shall pay (or procure the payment of) an amount equal to the Deposit by electronic transfer of immediately available funds of same day value to the Escrow Account and the Deposit shall be held in the Escrow Account in accordance with the terms of this agreement and the Escrow Agreement in order to assure each GDI Party’s performance of its obligations under this agreement.
4.2.The Buyer shall bear the costs, fees, expenses and liabilities owed to the Escrow Agent under the terms of the Escrow Agreement and the Buyer shall use all its reasonable endeavours to procure that such costs, fees, expenses and liabilities shall not be deducted from the Deposit or any other amount standing to the credit of the Escrow Account, in each case, other than the Escrow Margin. If any such costs, fees, expenses and liabilities (other than the Escrow Margin) are deducted from the Deposit or any other amount standing to the credit of the Escrow Account, the Buyer shall make any balancing payment to the Escrow Account so that the amount standing to the credit of the Escrow Account shall not be less than the Deposit (and any interest accrued thereon (other than the Escrow Margin)).
4.3.If this agreement terminates pursuant to clauses 5.7 or 9.4(b):
(a)in circumstances where:
(i)any GDI Party has not complied with any of its obligations under this agreement to be undertaken on or prior to Completion; and/or
(ii)the Buyer Parent Approval has not been obtained (irrespective of whether or not the GDI Parties have complied with their obligations in this agreement),
•in each case, the Seller Parent and the Buyer shall by no later than one Business Day following such termination issue an Escrow Payment Instruction to the Escrow Agent to release the Deposit (and any interest accrued thereon other than the Escrow Margin) to the Seller Parent (on behalf of the Sellers) to the Seller Account;
(d)if the Rig Condition is not satisfied, the Seller Parent and the Buyer shall by no later than one Business Day following such termination issue an Escrow Payment Instruction to the Escrow Agent to release the Deposit (and any interest accrued thereon (other than the Escrow Margin)) to the Buyer Parent (or as the Buyer may direct); or
(b)subject to clauses 4.3(a) and 4.3(b), in all other circumstances, the Seller Parent and the Buyer shall by no later than one Business Day following such termination issue an Escrow Payment Instruction to the Escrow Agent to release the Deposit (and any interest accrued thereon (other than the Escrow Margin)) to the Buyer Parent (or as the Buyer may direct).
5.CONDITIONS
5.1.Completion is conditional upon the satisfaction of each of the following conditions:
(a)the Qatar Approval having been obtained;

(b)the Buyer Parent Approval having been obtained; and
(c)a Rig Total Loss not having occurred in relation to all of the Rigs.
5.2.Each GDI Party undertakes to the Seadrill Parties to:
(a)use all reasonable endeavours to ensure satisfaction of the Qatar Approval as soon as practicable and in any event by no later than the Longstop Date;
(e)procure that the filing in the Agreed Terms is submitted to the Qatar Authority as soon as reasonably practicable following the date of this agreement and in any event by no later than one Business Day thereafter;
(b)provide the Seller Parent and the Seller Solicitors with drafts of all submissions, filings and any other documentation or communication to be made to the Qatar Authority in connection with the Qatar Approval at such time as will allow the Seller Parent and the Seller Solicitors a reasonable opportunity to provide comments on such submissions, filings or any other documentation or communication prior to their submission to the Qatar Authority and to take into consideration all reasonable comments of the Seller Parent and the Seller Solicitors on such submissions, filings and any other documentation or communication;
(f)promptly notify the Seller Parent of any communication received from the Qatar Authority in connection with the Qatar Approval and provide the Seller Parent with copies of all material communications in connection with the Qatar Approval received from the Qatar Authority;
(c)upon receipt of any communication or request for further information from the Qatar Authority, provide for submission to the Qatar Authority any document requested by such authority in connection with the Qatar Approval;
(d)use its reasonable endeavours to avoid any declaration of incompleteness by the Qatar Authority in respect of any submission, filing and any other documentation or communication submitted on its behalf in connection with the Qatar Approval to the Qatar Authority;
(e)bear its own costs and expenses in relation to the satisfaction of the Qatar Approval and pay all filing and related fees in connection with such approval; and
(g)notify the Seller Parent within one Business Day after receipt by it of the Qatar Approval.
1.2.Each GDI Party undertakes to the Seadrill Parties to:
(a)use its best endeavours to procure the satisfaction of the Buyer Parent Approval as soon as practicable and in any event by no later than the Longstop Date;
(b)use its best endeavours to procure that the Buyer Parent convene the Buyer Parent General Meeting on 9 June 2024 (or such other date as agreed in writing by the Seller Parent);
(c)promptly notify the Seller Parent of the conclusion or result of the Buyer Parent General Meeting and provide the Seller Parent with copies of the signed minutes of such meeting (including the minutes of the Buyer Parent General Meeting executed by the Ministry of Commerce);
(d)bear its own costs and expenses in relation to the satisfaction of the Buyer Parent Approval; and
(e)notify the Seller Parent within one Business Day after receipt by it of the Buyer Parent Approval.
5.3.Each GDI Party undertakes to the Seadrill Parties that neither it nor any other member of the Buyer Group shall at any time prior to Completion, either alone or acting in concert with any other person, acquire, agree to acquire or offer to acquire, or cause any other person to acquire, agree to acquire or to offer to acquire, or progress or contemplate (or cause any other person to progress or contemplate) arrangements which, if carried into effect, would result in the acquisition of a competing business to Buyer Group’s business or any other business the acquisition of which might reasonably be expected to prejudice or delay the outcome of the satisfaction of any of the Conditions or the occurrence of Completion.
5.4.To the extent permitted by law, each of the Seller Parent and the Buyer shall notify the other Party in writing as soon as reasonably practicable if it becomes aware of any matter, event or circumstance which would result in, or prevent, any of the Conditions becoming incapable of satisfaction.
5.5.The Buyer shall keep the Seller Parent reasonably advised of the progress towards the satisfaction of the Qatar Approval and the Buyer Parent Approval and shall notify the Seller Parent in writing upon the satisfaction of the Qatar Approval and/or the Buyer Parent Approval. The first Business Day following the satisfaction of all the Conditions (or, in the case of the Rig Condition, such condition continuing to be fulfilled) being, the “Condition Satisfaction Date”.
5.6.If any of the Conditions has: (a) not been satisfied; (b) having been satisfied, ceases to be satisfied and is not re-satisfied; or (c) becomes incapable of satisfaction, in each case, on or before the Longstop Date, this agreement shall terminate with immediate effect from that date.
5.7.If this agreement terminates in accordance with clause 5.7, the obligations of the Parties under this agreement, other than under this clause 5.8 and clauses 1, 4.3, 19 to 23 (inclusive) and 26 to 34 (inclusive), shall automatically terminate save that the rights and liabilities of the Parties which have accrued prior to termination shall continue to subsist.
6.PERIOD TO COMPLETION
6.1.Subject to clause 6.2, each Rig Owner undertakes with each GDI Party to comply with each of the undertakings set out in Schedule 3 (so far as it is lawfully able to do so) from the date of this agreement until Completion.
6.2.Clause 6.1 shall not apply in respect of, and shall not operate so as to restrict or prevent:
(a)any matter reasonably undertaken by any Rig Owner in a Force Majeure Event or in an emergency or disaster situation, including relating to life, fire or health and safety, with the intention of, and to the extent only of those matters strictly required with a view to, minimising any adverse effect thereof in relation to the relevant Rig Owner;

(b)the completion or performance of actions which are necessary to discharge any obligation undertaken pursuant to:
(i)any legal or regulatory obligation; or
(ii)any contract, arrangement, licence or consent entered into by or relating to any Rig Owner prior to the date of this agreement, provided that each such contract, arrangement, licence or consent is in existence at the date of this agreement; and/or
(c)any matter expressly permitted by, or necessary for performance or satisfaction of, any Transaction Document or Completion.
6.3.No Rig Owner shall be liable in respect of a claim for breach of its obligations under clause 6.1 unless written notice of such claim is served by the Buyer on the Seller Parent by no later than 5.00 p.m. on the date falling 12 months after the Completion Date.
6.4.Each Rig Owner shall ensure that prior to Completion all amounts that are due and payable to the Panama Authority or the Singapore Authority (as the case may be) in respect of the registration of the Rig held by it have been paid to such authority.
6.5.The Buyer shall procure that the Buyer Parent shall submit a “detailed disclosure” of the Transaction to the QFMA in accordance with Article 2.3 of the QFMA’s Mergers and Acquisitions Rules by no later than two Business Days after the date of this agreement and shall notify the Seller Parent in writing upon such submission being made and provide a copy of such submission to the Seller Parent.
1.RIG TOTAL LOSS
1.1.If between the date of this agreement and Completion a Rig Total Loss occurs in relation to any Rig (a “Rig Total Loss Event”), the Buyer shall notify the Seller Parent and the Seller Parent shall notify the Buyer (save to the extent such person has received a notification from the other Party in accordance with this clause 7.1), in each case, in writing of such event immediately upon the relevant Party becoming aware of such event and describe in reasonable detail (to the extent it is able) the particulars of such Rig Total Loss Event (a “Rig Total Loss Notice”).
1.2.If a Rig Total Loss Notice is delivered in accordance with clause 7.1, the Buyer shall by no later than five Business Days after the date of delivery of a Rig Total Loss Notice notify the Seller Parent in writing if it intends to acquire the Rig being the subject of the Rig Total Loss Event (such Rig being, the “Total Loss Excluded Rig” and such notice being, a “Rig Total Loss Election Notice”). The Rig Total Loss Election Notice shall be irrevocable once delivered unless otherwise agreed in writing by the Seller Parent. If the Buyer does not deliver a Rig Total Loss Election Notice in accordance with this clause 7.2 the Buyer shall be deemed to have elected to reject the Total Loss Excluded Rig and the provisions of clause 7.5 shall apply.
1.3.In the event of a Rig Total Loss, if the Buyer delivers a Rig Total Loss Election Notice and in that notice elects to acquire the Total Loss Excluded Rig:
(a)each GDI Party (on behalf of itself and each other member of the Buyer Group) undertakes to each Seadrill Party for itself and as trustee for each other member of the Seller Group that no GDI Party or any other member of the Buyer Group has any right against (and waives any right any such person may have against) and will not

(and will procure that no other member of the Buyer Group shall) make any claim, proceeding or action or recover any amount against any member of the Seller Group in relation to any matter relating to the Rig Total Loss Event;
(b)the Seadrill Parties shall procure that:
(i)no member of the Seller Group shall make any claim under any Insurance Policy in connection with the Rig Total Loss Event relating to a Total Loss Excluded Rig other than with the written instructions of the Buyer SPV;
(ii)to the extent any insurance proceeds are received by any Rig Owner or any other member of the Seller Group under the Insurance Policies in connection with the Rig Total Loss Event relating to a Total Loss Excluded Rig, that Rig Owner shall procure that such amount is paid as soon as reasonably practicable to the Buyer SPV that owns such Total Loss Excluded Rig; and
(iii)to the extent it is lawfully permitted and within its control to do so, the Buyer SPV is provided full conduct of any claims under the relevant Insurance Policy.
1.4.In the event of a Rig Total Loss, if the Buyer delivers a Rig Total Loss Election Notice and in that notice elects not to acquire the Total Loss Excluded Rig, the provisions of clause 7.5 shall apply.
1.5.If the provisions of clauses 7.2 or 7.4 apply, upon a Rig Total Loss Event:
(a)each GDI Party shall procure that:
(i)no member of the Buyer Group shall make any claim under any Insurance Policy in connection with the Rig Total Loss Event relating to a Total Loss Excluded Rig other than with the written instructions of the Seller Parent;
(ii)to the extent any insurance proceeds are received by the Rig Operator or any other member of the Buyer Group under the Insurance Policies in connection with the Rig Total Loss Event relating to a Total Loss Excluded Rig, each GDI Party shall procure that such amount is paid as soon as reasonably practicable to the Rig Owner that owns such Total Loss Excluded Rig; and
(iii)to the extent it is lawfully permitted and within its control to do so, the Rig Owner that owns the Total Loss Excluded Rig is provided full conduct of any claim under the relevant Insurance Policy;
(b)the Total Loss Excluded Rig (together with all associated details) shall be excluded from the definition of “Rig” and Schedule 1 and Schedule 2 and this agreement shall be amended and construed accordingly;
(c)the definition of “Charter Termination Agreements” shall exclude the Charter Agreement relating to the Total Loss Excluded Rig and this agreement shall be amended and construed accordingly;
(d)the Management Termination Agreement shall be amended to reflect the terms relating to a Total Loss Excluded Rig;

(e)no Seadrill Party shall be required to comply with any terms of Schedule 3 and none of the Seadrill Parties or the GDI Parties shall be required to comply with the terms of Schedule 4 as they relate to the Total Loss Excluded Rig or its assets or liabilities;
(f)no GDI Party shall be able to make any claim against any Seadrill Party or any other member of the Seller Group under this agreement or any other Transaction Document in connection with the Rig Total Loss Event, including in relation to the Total Loss Excluded Rig, the assets, liabilities or any part of the business of the Rig Owner; and
(g)save as provided for in this agreement and the Charter Agreement relating to the Total Loss Excluded Rig, each GDI Party on the one hand, and each Seadrill Party on the other hand, shall not have any further obligation or liability to the other with respect to the Total Loss Excluded Rig.
1.6.In the event of a Rig Total Loss Event, the Consideration shall be reduced by the value attributed to the Total Loss Excluded Rig in column 3 of the Allocation Schedule.
7.COMPLETION SCHEDULE
7.1.No later than three Business Days prior to the proposed date of Completion, the Seller Parent shall deliver to the Buyer a schedule (the “Completion Schedule”) setting out:
(a)the aggregate Consideration to be paid at Completion (taking into account any adjustment required in accordance with clause 7.6);
(b)plus the Charter Hire Seller Amount or less the Charter Hire Buyer Amount (as the case may be);
(c)less an amount equal to the Deposit;
▪(such amount being, the “Completion Payment”); and
(d)an updated Allocation Schedule to reflect any adjustment required prior to Completion in accordance with clause 7.6.
7.2.If Completion is deferred beyond the proposed date of Completion in accordance with the terms of this agreement and the Completion Schedule has been delivered to the Buyer in accordance with clause 8.1, the Seller Parent shall deliver (or procure the delivery of) a revised Completion Schedule to the Buyer in accordance with clause 8.1 and any previously submitted Completion Schedule shall not apply.
8.COMPLETION
8.1.Completion shall take place on the date falling five Business Days after the Condition Satisfaction Date (or such other date agreed in writing by the Seller Parent and the Buyer), provided that:
(a)the Rig Condition continues to be fulfilled;
(b)if a Rig Total Loss Notice has been delivered in accordance with clause 7.1 prior to the proposed date for Completion, Completion shall take place on the date falling seven Business Days after delivery of such notice (if later than the proposed date of Completion); and

(c)if such date is not a Business Day or a public holiday in Norway, Panama or Singapore, Completion shall take place on the first Business Day that is not a public holiday in Norway, Panama or Singapore.
8.2.At Completion, subject to satisfaction of the obligations of the Parties in clause 9.3:
(a)the Seadrill Parties shall comply with their respective obligations set out in paragraph 1 of Schedule 4; and
(b)the GDI Parties shall comply with their obligations set out in paragraph 2 of Schedule 4.
8.3.On Completion:
(a)the GDI Parties shall pay (or procure the payment of) an amount equal to the Completion Payment to the Seller Parent (on behalf of the Sellers) by electronic transfer of immediately available funds of same day value to the Seller Account; and
(b)the Seller Parent and the Buyer shall issue an Escrow Payment Instruction to the Escrow Agent to release: (a) the Deposit to the Seller Parent (on behalf of the Sellers) to the Seller Account; and (b) any interest accrued on the Deposit (other than the Escrow Margin) to the Buyer (to an account nominated by the Buyer), in each case, in accordance with the terms of the Escrow Agreement.
8.4.If in any respect the obligations of any Seadrill Party or any GDI Party are not complied with on Completion, the Seller Parent (in the case of default by any GDI Party) or the Buyer (in the case of default by any Seadrill Party) shall be entitled by written notice to the Buyer or the Seller Parent (as the case may be) to:
(a)defer Completion to a date 10 Business Days after the proposed date Completion should have taken place but for the said default (and so that the provisions of this clause 9, apart from this clause 9.4(a), shall apply to Completion as so deferred); or
(b)subject to Completion having first been deferred for a period of 10 Business Days in accordance with clause 9.4(a), terminate this agreement without prejudice to the rights and liabilities which accrued prior to termination which shall continue to subsist, including those under this clause 9.4(b) and clauses 1, 4.3, 19 to 23 (inclusive) and 26 to 34 (inclusive).
9.WARRANTIES
9.1.Each Seadrill Party (in respect of itself only) warrants to each GDI Party as at the date of this agreement and at Completion that the Seller Warranties set out in paragraph 1 of Schedule 5 are true and accurate and not misleading.
9.2.Each Rig Owner (in respect of itself only) warrants to the Buyer SPV as at the date of this agreement and at Completion that the Seller Warranties set out in paragraphs 2.3 and 2.4 of Schedule 5 are true and accurate and not misleading.
1.7.Seadrill Jack Up (in respect of itself only) warrants to the Buyer as at the date of this agreement and at Completion that the Seller Warranties set out in paragraphs 2.1 and 2.2 of Schedule 5 are true and accurate and not misleading.

9.3.Each GDI Party (in respect of itself only) warrants to each Seadrill Party as at the date of this agreement and at Completion that the GDI Party Warranties are true and accurate and not misleading.
9.4.Each of the Seller Warranties shall be construed as a separate warranty and (unless expressly provided to the contrary) shall not be limited by the terms of any other warranties or the terms of this agreement.
9.5.Each of the GDI Party Warranties shall be construed as a separate warranty and (unless expressly provided to the contrary) shall not be limited by the terms of any other warranties or the terms of this agreement.
9.6.As at the date of this agreement each GDI Party confirms to each Seadrill Party that neither it nor any member of the Buyer Deal Team has any actual knowledge of the breach or potential breach of any Seller Warranty. Each GDI Party acknowledges that it will have no claim, proceeding or action against any Seadrill Party arising out of, or in connection with, the breach of any Seller Warranty in respect of any matter or fact within its or any member of the Buyer Deal Team’s actual knowledge as at the date of this agreement.
10.TAX INDEMNITY
10.1.Subject to clause 11.2, the Buyer covenants to pay to the Seller Parent (on behalf of the relevant Seller) by way of adjustment to the Consideration an amount equal to:
(a)any Tax arising in Qatar and which is assessed on a Seadrill Party in respect of any profit or gain derived from the sale of the Rigs (or any of them) to the Buyer SPV under this agreement; and
(b)any Tax arising in Qatar and which is assessed on a Seadrill Party in respect of any profit or gain derived from the sale of the Shares to the Buyer under this agreement.
10.2.For the avoidance of doubt, clause 11.1 shall not extend to any Tax arising in Qatar and which is assessed on a Seadrill Party or otherwise levied by a Government Authority in Qatar in respect of, or by reference to, any income, profits or gain which were earned, accrued or received by a Seadrill Party prior to the Completion Date (other than any profit or gain in respect of the Rigs or the Shares which accrued prior to Completion and which is or becomes chargeable to Tax as a result of the sale of the Rigs or the Shares to the GDI Parties under this agreement).
10.3.The Buyer shall pay any sum required under clause 11.1 on the later of: (a) the date five Business Days before the date on which the Seller Parent or the relevant Seadrill Party will finally be liable to pay the relevant Tax to the relevant Tax Authority; and (b) the date five Business Days after a written notice setting out the amount due (together with reasonable supporting evidence from the relevant Tax Authority confirming such amount) is received by the Buyer from the Seller Parent.
10.4.If the Seller Parent or any other Seadrill Party becomes aware of a Tax Claim which is or could relate to a liability to Tax for which the Buyer may be liable under clause 11.1, the Seller Parent shall give written details of the relevant matters to the Buyer as soon as reasonably practicable taking into account of any relevant deadline and in any event within 15 Business Days.
10.5.The Buyer shall be entitled, at the Buyer’s expense, to require that the Seller Parent or the relevant Seadrill Party shall take any action that may be reasonably requested by the Buyer to resist any Tax Claim which relates to a liability to Tax for which the Buyer is liable under clause 11.1, subject to the remaining provisions of this clause 11.
10.6.The Seller Parent shall (and where relevant, shall procure that any relevant Seadrill Party shall):
(a)take such action as the Buyer may reasonably request in writing to avoid, dispute, defend, resist, appeal or compromise any Tax Claim which relates to a liability to Tax for which any Seadrill Party might be liable to make a payment under clause 11.1 subject to the Buyer agreeing (to the Seller Parent’s reasonable satisfaction) to indemnify any Seadrill Party against any costs which it may reasonably and properly suffer or incur as a result of taking such action, and provided that conduct shall not be delegated to the Buyer; and
(b)make available to the Buyer all such information as may be available and as may reasonably be requested by the Buyer for avoiding, disputing, resisting, appealing, compromising or contesting any such Tax Claim (and if the Seller Parent or the relevant Seadrill Party incurs any third party professional fees in complying with this clause 11.6(b) those fees shall be borne by the Buyer).
10.7.Subject to clause 11.8, the Seller Parent shall not (and where relevant, shall procure that any relevant Seadrill Party will not) without the prior written consent of the Buyer (not to be unreasonably withheld):
(a)pay or settle any Tax Claim; or
(b)make any submission or filing with any authority in Qatar in relation to any Tax Claim.
10.8.Clauses 11.6 and 11.7 shall not apply in respect of any Tax Claim:
(a)to the extent that it would involve the Seller Parent or any relevant Seadrill Party contesting a Tax Claim beyond the first appellate body (excluding the Tax Authority concerned) in Qatar unless leading counsel (with at least 10 years’ call) or reasonable equivalent in Qatar appointed by the Seller Parent opines that such a course of action (having regard to the merits of the case, the size of the liability to Tax and any other relevant factors) is reasonable;
(b)if the Buyer does not inform the Seller Parent or the relevant Seadrill Party, or fails to provide the indemnification required by clause 11.6(a), within a reasonable period of time taking into account any relevant deadline (but which shall not exceed 15 Business Days) following the Buyer’s receipt of written details relating to the Tax Claim from the Seller in accordance with clause 11.4 that it wishes to contest, defend, dispute or otherwise respond or take action in respect of such Tax Claim; or
(c)if any GDI Party or the Buyer Parent becomes insolvent or becomes the subject of insolvency proceedings.
10.9.If any provision of clause 11.8 applies, the Seller Parent or any relevant Seadrill Party shall be free to pay or settle the Tax Claim on such terms as it shall in its absolute discretion see fit.
10.10.If any sum payable to the Seller Parent under clause 11.1 is subject to Tax in Qatar in the hands of the Seller Parent, the Buyer shall pay to the Seller Parent such sum as will after the imposition of such Tax leave the Seller Parent with the same amount as it would have received in the absence of any such imposition.
11.LIMITATIONS OF LIABILITY
The liability of each Seadrill Party in respect of any Seller Warranty Claim or otherwise shall be limited if and to the extent that the limitations in Schedule 7 apply.
12.POST COMPLETION OBLIGATIONS
12.1.By no later than five Business Days following the Completion Date, the GDI Parties shall deliver to the Panama Authority the documents required to preliminary register the title to the Rigs in the name of the Buyer SPV (and shall provide a copy of such documents to the Seller Parent) and shall use all reasonable endeavours to procure that the preliminary registration of the title to the Rigs is completed with the Panama Authority as soon as practicable following such submission and provide any document or information reasonably requested by the Seller Parent in connection with such preliminary registration.
1.8.By no later than five Business Days following the Completion Date, the Seller Parent shall deliver to the Singapore Authority the documents required to close the registry relating to the Rig known as West Castor and the GDI Parties shall provide any information reasonably required by the Seller Parent from the GDI Parties for the purposes of submitting such documents to the Singapore Authority (which shall include details of the intended port and country in which the Rig known as West Castor is to be registered by the GDI Parties).
1.9.By no later than 20 Business Days following the Completion Date, the Seller Parent shall deliver to the Buyer a certificate or other official document evidencing the deletion of the Rig known as West Castor from the ship register maintained by the Singapore Authority.
1.10.By no later than two months following the Completion Date, the GDI Parties shall deliver to the Panama Authority the documents required to permanently register the title to the Rigs in the name of the Buyer SPV (and shall provide a copy of such documents to the Seller Parent) and shall use all reasonable endeavours to procure that the permanent registration of the title to the Rigs is completed with the Panama Authority as soon as practicable following such submission and provide any document or information reasonably requested by the Seller Parent in connection with such permanent registration.
12.2.The Buyer shall at its own cost by:
(a)no later than 30 days following the Completion Date:
(i)change the vessel name in the flag state records for each Rig such that the vessel name does not include the name “Seadrill” or “West”; and
(ii)remove from the exterior of each Rig the trademark and logos of any member of the Seller Group; and
(b)save as set out in clause 13.5(a)(ii), no later than 90 days remove from each Rig and its related assets all trademarks and logos of any member of the Seller Group.
12.3.Subject to clause 13.5, no GDI Party shall, and each GDI Party shall procure that no other member of the Buyer Group shall, following Completion use or licence any part of the Seller Intellectual Property.

12.4.Each GDI Party confirms to each Rig Owner that no GDI Party or any other member of the Buyer Group has any current intention to scrap any Rig or sell and Rig for scrapping. Each GDI Party shall, and shall procure that each other member of the Buyer Group shall, in the event that a decision to scrap a Rig is taken by any such person, ensure that the demolition and recycling of that Rig (and any movement of that Rig before demolition) is performed in accordance with all applicable laws and the terms of the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships and other good industry practices in order to prevent, reduce, minimize and, to the extent practicable, eliminate accidents, injuries and other adverse effects on human health and the environment caused by ship recycling operations.
12.5.If following Completion any member of the Seller Group becomes aware of any machinery, equipment, spare parts or inventory directly relating to a Rig (that is not on board that Rig at the date of Completion) (the “Off Rig Equipment”) it shall notify the Buyer in writing and to the extent practicable provide details the Off Rig Equipment and its location (an “Off Rig Equipment Notice”). Following receipt of an Off Rig Equipment Notice: (a) the GDI Parties shall at their own cost collect any Off Rig Equipment as soon as reasonably practicable and no later than 30 Business Days thereafter; and (b) title to, and ownership of, the Off Rig Equipment and the risk of loss of, or damage to, and liability for the costs of storage of, the Off Rig Equipment shall be deemed (retrospectively from Completion) to pass to the relevant GDI Party.
12.6.If prior to Completion any member of the Seller Group has made any claim under any Insurance Policy relating to a Rig (other than a Total Loss Excluded Rig that was not acquired by the Buyer SPV on Completion) (an “Insurance Claim”), following Completion the Seadrill Parties shall procure that the relevant member of the Seller Group which has made such claim shall use its reasonable endeavours (to the extent it is lawfully permitted to do so) to:
(a)assign its rights in an Insurance Claim to the Buyer SPV as soon as reasonably practicable;
(b)prior to any assignment in accordance with clause 13.9(a) and subject to being indemnified and secured to its satisfaction against all costs and expenses which may be incurred by reason of such action:
(i)take all such action as the Buyer SPV may reasonably request in writing in connection with an Insurance Claim; and
(ii)not settle or compromise any liability under an Insurance Claim without the prior written consent of the Buyer SPV (which such consent shall not be unreasonably withheld, delayed or conditioned in the opinion of the Seller Parent); and
(c)to the extent any insurance proceeds relating to an Insurance Claim are received by any member of the Seller Group, procure that such amount is paid to the Buyer SPV as soon as reasonably practicable following receipt by the Buyer of details of the nominated account of the Buyer SPV.
13.RELEASES
13.1.Each GDI Party (on behalf of itself and each other member of the Buyer Group) undertakes to each Seadrill Party for itself and as trustee for each other member of the Seller Group and each of their respective employees, directors, officers, agents, representatives or advisers (each a “Seller Relevant Person”) that, other than:
(a)with respect to the terms of any Transaction Document;
(b)any claim for fraud, fraudulent misrepresentation or fraudulent concealment against any Seller Relevant Person; or
(c)any other claim where release, discharge or waiver is not permitted by applicable law, no GDI Party (on behalf of itself and each other member of the Buyer Group) has any right against (and waives any right it may have against) and will not (and will procure that no other member of the Buyer Group shall) make a claim against (and waives any claim it or any other member of the Buyer Group may have against), any Seller Relevant Person.
1.11.Each GDI Party (on behalf of itself and each other member of the Buyer Group) undertakes to each Seller Relevant Person that no GDI Party or any member of the Buyer Group has any right against (and waives any right it may have against) and will not (and will procure that no other member of the Buyer Group shall) make a claim against (and waives any claim it or any other member of the Buyer Group may have against) any Seller Relevant Person in connection with, or any matter related to or arising out of, the mattes contemplated by the settlement agreement dated 31 October 2022 entered into between the Buyer, the Rig Operator and Seadrill Jack Up, the Charter Agreements, the Management Agreement or the Shareholders’ Agreement.
14.SELLER GUARANTEE
In consideration of GDI Parties entering into this agreement, the Seller Parent gives in favour of the GDI Parties the Seller Guarantee.
15.SELLER REPRESENTATIVE
15.1.Each Seller hereby appoints the Seller Parent as its representative, in each case as from the date of this agreement. The Seller Parent is hereby authorised to deliver any notice or document or the making of any request, election, proposal or consent expressed to be made on behalf of any Seller to any GDI Party pursuant to this agreement. Unless specifically stated to the contrary in this agreement, each GDI Party shall have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any Party for having relied or acted thereon, notices, requests, elections, proposals or consents, issued by the Seller Parent. Service of any notice or other communication on the Seller Parent shall be deemed to constitute valid service thereof on all of the Sellers. The Seller Parent shall pass (and for the purposes of this agreement shall be deemed to have passed) any notices received pursuant to this agreement on behalf of any Seller to such Seller without undue delay.
15.2.The Sellers may appoint a replacement representative provided that 10 Business Days’ prior written notice of such replacement and appointment has been given to the Buyer.
15.3.The Seller Parent shall not be liable to any of the Sellers for any claims whatsoever arising from any act or omission undertaken by the Seller Parent in its capacity as their representative, save in the case of fraud or wilful default.

2.BUYER REPRESENTATIVE
2.1.The Buyer SPV hereby appoints the Buyer as its representative from the date of this agreement. The Buyer is hereby authorised to deliver any notice or document or the making of any request, election, proposal or consent expressed to be made on behalf of the Buyer SPV to any Seadrill Party pursuant to this agreement. Unless specifically stated to the contrary in this agreement, each Seadrill Party shall have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any Party for having relied or acted thereon, notices, requests, elections, proposals or consents, issued by the Buyer. Service of any notice or other communication on the Buyer shall be deemed to constitute valid service thereof on all of the GDI Parties. The Buyer shall pass (and for the purposes of this agreement shall be deemed to have passed) any notices received pursuant to this agreement on behalf of the Buyer SPV to the GDI SPV without undue delay.
2.2.The GDI Parties may appoint a replacement representative provided that 10 Business Days’ prior written notice of such replacement and appointment has been given to the Seller Parent.
2.3.The Buyer shall not be liable to any of the Buyer SPV for any claims whatsoever arising from any act or omission undertaken by the Buyer in its capacity as their representative, save in the case of fraud or wilful default.
16.ACCESS TO INFORMATION
16.1.For a period of three years following Completion, each GDI Party shall, and shall procure that the Rig Operator shall, upon reasonable request, allow the Seller Parent or such other member of the Seller Group and any of their respective officers, employees, agents, auditors and representatives (at the expense of the Seller Parent):
(a)reasonable access (including the right to take copies at its expense) to the books and records of the GDI Parties and the Rig Operator held by it after Completion (“Buyer Records”); and
(b)be given reasonable access to any employee, officer, adviser or premises of the GDI Parties and/or the Rig Operator during normal working hours, which, in each case, are reasonably required by such person for the purposes of complying with applicable law in connection with its accounting obligations or Tax affairs (including such information as is reasonably required by such person in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding the Seller or any other member of the Seller Group relating to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion).
16.2.For a period of three years following Completion, each Seller shall, upon reasonable request, allow the Buyer and any of its officers, employees, agents, auditors and representatives (at the expense of the Buyer) reasonable access (including the right to take copies at its expense) to the books and records of each Seller held by it after Completion and relating to the period prior to Completion (the “Seller Records”), which are reasonably required by such person for the purposes of complying with applicable law in connection with its accounting obligations or Tax affairs (including such information as is reasonably required by such person in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding any Rig Owner relating to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion).
16.3.For a period of three years following Completion:
(a)the Buyer shall procure that each member of the Buyer Group shall properly retain and maintain the Buyer Records and procure that no member of the Buyer Group shall dispose of, or destroy any of the Buyer Records necessary for the preparation of any Tax return or regulatory filing by any Seller (or any relevant member of the Seller Group) without first giving the Seller Parent at least two months’ notice of its intention to do so and giving the Seller Parent a reasonable opportunity to remove and retain any of them (at the Seller Parent’s expense); and
(b)the Sellers shall properly retain and maintain the Seller Records and procure that no member of the Seller Group shall dispose of or destroy any of the Seller Records necessary for the preparation of any Tax return or regulatory filing by the Buyer (or any member of the Buyer Group) without first giving the Buyer at least two months’ notice of its intention to do so and giving the Buyer a reasonable opportunity to remove and retain any of such records (at the Buyer’s expense).
17.CONFIDENTIAL INFORMATION
17.1.No Seadrill Party shall, and shall procure that no other member of the Seller Group or any director, officer or employee of any member of the Seller Group shall, use or disclose to any person the Buyer Confidential Information.
17.2.No GDI Party shall, and shall procure that no other member of the Buyer Group or any director, officer or employee of any member of the Buyer Group shall, use or disclose to any person the Seller Confidential Information.
17.3.Notwithstanding clauses 19.1 and 19.2, any Seadrill Party may disclose the Buyer Confidential Information and each GDI Party may disclose the Seller Confidential Information, in each case, after consultation with the Party to whom the information relates if practicable and it is permitted to do so, if and to the extent:
(a)such disclosure is made to or at the written request or with the written consent of the Seller Parent (in the case of the Seller Confidential Information) or the Buyer (in the case of the Buyer Confidential Information);
(b)disclosure is required by law, a court of competent jurisdiction or the rules or regulations of any recognised stock exchange or listing authority on which the shares of any member of the Seller Group or any member of the Buyer Group are listed or traded, including the Financial Supervisory Authority of Norway, the QFMA and the US Securities and Exchange Commission;
(c)disclosure is necessary to obtain any relevant Tax clearances or is required by any Tax Authority;
(d)disclosure is to any of its Related Persons or any of its or their respective directors, officers or employees;
(e)disclosure is required by professional advisers for the purpose of advising any Seadrill Party or the GDI Parties (as the case may be) or their respective Related Persons;

(f)disclosure is to any bank, other financial institution or other person lending money or making credit available to any member of the Seller Group or the Buyer Group (as the case may be);
(g)disclosure is required pursuant to clause 21.3; or
(h)information which is in the public domain other than by a breach by any Seadrill Party or any GDI Party of clauses 19.1 or 19.2, respectively, provided that, in the case of clauses 19.3(e) or 19.3(g) (inclusive):
(i)disclosure is made subject to an obligation of confidentiality being imposed on such person (and such person, in each such case, shall also be entitled to disclose information to their own representatives and advisers provided that such representatives and advisers undertake an obligation of confidentiality in connection with such confidential information); and
(ii)no Party (as the case may be) shall be liable for the failure of any person to whom disclosure is made to comply with sub-clause (i) above.
17.4.The restrictions contained in this clause 19 shall apply without limit of time and whether or not this agreement is terminated.
18.ANNOUNCEMENTS
18.1.Save for the Announcement to be issued on the date of this agreement (or such other date as may be agreed between the Seller Parent and the Buyer), each Party undertakes (and shall procure that each of its Related Persons undertakes) that no announcement, communication or circular concerning the existence or terms of this agreement or any other Transaction Document shall be made or issued by or on behalf of any Party without the prior written consent of the Seller Parent and the Buyer (such consent not to be unreasonably withheld or delayed) unless the disclosure is:
(a)to its professional advisers;
(b)required by law, a court of competent jurisdiction or the rules or regulations of any recognised stock exchange or listing authority on which the shares of any member of the Seller Group or any member of the Buyer Group are listed or traded, including the Financial Supervisory Authority of Norway, the QFMA and the US Securities and Exchange Commission:
(i)after it has taken all such steps as may be reasonable in the circumstances to agree to the contents of such announcement with the other Parties (as the case may be) before making such announcement and provided that any such announcement shall be made only after notice to the other Parties; and
(ii)to the person or persons and in the manner required by law or such Government Authority or as otherwise agreed between the Parties.
18.2.The restrictions contained in clause 20.1 shall apply without limit of time and whether or not this agreement is terminated.

19.ASSIGNMENT
19.1.Subject to clause 21.2, no Party shall be entitled to assign, transfer, grant any security interest over, or create any trust in respect of the benefit or burden of any provision of this agreement, in whole or on part, without the prior written consent of, in the case of assignment by any Seadrill Party, the Buyer or, in the case of assignment by any GDI Party, the Seller Parent.
19.2.Following Completion, this agreement and the rights and benefits arising under it (but not the obligations) may be assigned in whole or in part by any GDI Party to any other member of the Buyer Group who is nominated or designated by the relevant GDI Party after Completion to acquire all of the Rigs and the Shares, provided that if such assignee ceases to be a member of the Buyer Group, this agreement and the benefits arising under it shall be deemed automatically by that fact to have been retransferred to the Buyer immediately before the assignee ceases to be a member of the Buyer Group, provided that the liability of any Party to such an assignee shall not be greater than it would have been had such an assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the person who is a Party to this agreement.
19.3.Each Party may disclose to a proposed assignee information in its possession relating to the provisions of this agreement which it is reasonably necessary to disclose for the purposes of the proposed assignment set out in this clause 21, notwithstanding the provisions of clauses 19 and 20.
20.COSTS AND VAT
20.1.Unless expressly provided otherwise in this agreement, each of the Parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of the Transaction Documents and the sale and purchase of the Shares.
20.2.The Buyer shall bear the cost of all stamp duty, notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, Taxes and duties are payable as a result of the completion of the transfer of the Rigs or the Shares.
20.3.All sums payable by the Buyer under this agreement are exclusive of VAT and the Buyer shall in addition pay an amount equal to any VAT chargeable on those sums.
21.METHOD OF PAYMENT AND SET OFF
21.1.Without prejudice to clause 23.2, any payment to be made pursuant to this agreement shall be made in full, without any set offs, counterclaim, restriction or condition and without any deduction or withholding save as may be required by law or as otherwise agreed in writing by the Seller Parent and the Buyer, in which event, the payor shall pay such additional amounts as will result in the payee receiving a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.
21.2.Payment of a sum in accordance with this agreement shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

22.EFFECT OF COMPLETION
The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.
23.FURTHER ASSURANCES
Each of the Parties shall from time to time upon request from any other Party do or procure the doing of all acts and/or execute or procure insofar as each is reasonably able the execution of all such documents and in a form reasonably satisfactory to the Party concerned for the purpose of transferring to the relevant GDI Party the Rigs and the Shares and otherwise giving the other Parties the full benefit of this agreement.
24.ENTIRE AGREEMENT
24.1.Each Party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other Party (each such Party acting on behalf of itself and as agent for each of its Related Persons) that:
(a)this agreement and the other Transaction Documents constitute the entire and only agreement between the Parties and their respective Related Persons relating to the subject matter of this agreement and the other Transaction Documents; and
(b)neither it or any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor has any such person been given or induced to enter into or give any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any such person has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto, provided that the provisions of this clause 26.1 shall not exclude any liability which any of the Parties or, where appropriate, their Related Persons would otherwise have to any other Party or, where appropriate, to any other Party’s Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.
24.2.Each Party acknowledges to the other Parties, after due and careful consideration, that:
(a)except as expressly provided in this agreement, it is entering into this agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and
(b)the other Parties are entering into this agreement in reliance on the acknowledgements given in clause 26.2(a).
25.REMEDIES
25.1.Save as permitted by clauses 5.7 and 9.4(b) or save as expressly set out in any other Transaction Document, no Party shall (and shall procure that none its Related Persons who are a party to a Transaction Document shall) be entitled to rescind or terminate any Transaction Document in any circumstance whatsoever before Completion. The Parties acknowledge and agree that the provisions of this clause 27.1 shall not limit the ability of a Party to terminate this agreement in the case of the fraud or fraudulent misrepresentation.
25.2.The Parties acknowledge and agree that, subject to clauses 27.1 and 27.4, contractual damages shall be the sole remedy of each Party (and, where appropriate, its Related Persons) in respect of any breach by any other Party of any other provision or clause of any Transaction Document and no Party shall be entitled to any other form of damages, including for negligent or innocent misrepresentation, specific performance, injunction or any other equitable relief.
25.3.No Party shall be liable to the other in respect of: (a) any consequential, incidental, special, punitive or any other indirect damages; or (b) any damages (direct or indirect) resulting from loss of use, lost profits or revenue, lost or damage to goodwill, loss of anticipated savings, loss of prospective or future sales or business whether or not such loss or damage is based on contract, indemnity, tort, strict liability, or otherwise.
25.4.Each Party acknowledges and agrees that damages may not be an adequate remedy for breach by that Party of any obligation in clauses 19 or 20 and each Party agrees and acknowledges that another Party shall be entitled to seek the remedies of injunction, specific performance or other equitable relief to prevent or constrain any breach or anticipatory breach by that Party of such obligation.
26.VARIATIONS
This agreement may be varied only by a document signed by or on behalf of each Party.
27.WAIVER
27.1.A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.
27.2.No failure or delay on the part of any Party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
27.3.No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller Parent (on behalf of itself and each other Seadrill Party) and the Buyer (on behalf of itself and each other GDI Party).
28.INVALIDITY
28.1.If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:
(a)the validity, legality and enforceability under the law of that jurisdiction of any other provision; and
(b)the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

▪in each case, shall not be affected or impaired in any way.
29.NOTICES
29.1.Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing, in the English language and shall be delivered by hand or by courier or sent by email:
in the case of the Seadrill Parties:
Address:    c/o Seadrill Americas Inc.
11025 Equity Drive, Suite 150
Houston
Texas 77041
United States
Email:    [ ]
Attention:    General Counsel
with a copy to:
Address:    Baker Botts (UK) LLP
Level 30
20 Fenchurch Street
London EC3M 3BY
United Kingdom
Email:    sian.williams@bakerbotts.com
Attention:    Sian Williams
in the case of the GDI Parties:
Address:    [ ]
Email:    [ ]
Attention:    Marcus Barraclough
with a copy to:
Address:    Holman Fenwick Willan Middle East LLP
Level 8, Building 6
Emaar Square
Sheikh Zayed Road
P.O. Box 53934
Dubai
United Arab Emirates
Email:    ian.chung@hfw.com
Attention:    Ian Chung

and shall be deemed to have been duly given or made as follows:
(a)if delivered by hand or by courier, upon delivery at the address of the relevant Party; and
(b)if sent by email, at the time of sending, provided that receipt shall not occur if the sender receives an automated message that the email has not been delivered to the recipient, provided that in each case if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day, such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.
29.2.A Party may notify the other Parties of a change to its (or any person who is nominated in clause 31.1 to receive a copy of any notice on that Party’s behalf’s) name, relevant addressee, address or email address for the purposes of clause 31.1, provided that such notification shall only be effective:
(a)on the date specified in the notification as the date on which the change is to take place; or
(b)if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.
30.COUNTERPARTS
30.1.This agreement may be executed in any number of counterparts, which together shall constitute one agreement. Any Party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all Parties.
30.2.Delivery of an executed signature page of a counterpart in Portable Document Format (PDF) or another electronic form sent by electronic mail or using DocuSign Cloud digital signature shall take effect as delivery of an executed counterpart of this agreement.
31.THIRD PARTY RIGHTS
31.1.Except as expressly provided in this agreement, no person (other than the Parties to this agreement) who is given any rights or benefits under this agreement (a “Third Party”) shall be entitled to enforce those rights or benefits against the Parties in accordance with the Contracts (Rights of Third Parties) Act 1999.
31.2.The Parties may amend, vary or terminate this agreement in accordance with its terms in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the Parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.
31.3.Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this agreement may not veto any amendment, variation or termination of this agreement which is proposed by the relevant Parties and which may affect the rights or benefits of the Third Party.

32.GOVERNING LAW AND JURISDICTION
32.1.This agreement and any dispute, controversy, proceeding or claim of whatever nature arising out of or in any way relating to this agreement or its formation (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.
32.2.Subject to clause 34.3, each Party irrevocably agrees that any dispute which may arise out of, or in connection with, this agreement or its formation, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this clause and:
(a)the number of arbitrators shall be three;
(b)the seat, or legal place, of arbitration shall be the City of London, United Kingdom; and
(c)the language to be used in the arbitral proceedings shall be English.
32.3.Each Party expressly reserves the right to seek provisional or protective relief from any court of competent jurisdiction to preserve its rights pending, during or after any arbitration proceedings and in seeking such relief shall not waive the right to arbitrate disputes.
IN WITNESS whereof, this agreement has been executed as a deed and is delivered as a deed on the date first above written.

Schedule 1
Allocation of Consideration
[Omitted.]

Schedule 2
Rigs
[Omitted.]

Schedule 3

Actions Pending Completion
[Omitted.]

Schedule 4

Completion Obligations
[Omitted.]

Schedule 5

Seller Warranties
[Omitted.]

Schedule 6

GDI Party Warranties
[Omitted.]

Schedule 7

Seller Limitations of Liability
[Omitted.]

Schedule 8

Seller Guarantee
[Omitted.]

EXECUTION PAGES

Executed and delivered as a deed by SEADRILL RIG HOLDING COMPANY LIMITED acting by Martyn Svensen	) ) ) ) )	/s/ Martyn Svensen ……………………………………………
in the presence of:	) )
Witness’s signature:	) )	/s/ Allison Forte-Holloway ……………………………………………
Name of witness:	) )	Allison Forte-Holloway ……………………………………………
Address of witness:	) )	[ ] ……………………………………………
	) )	[ ] ……………………………………………
Occupation of witness:	)	[ ] ……………………………………………

Executed and delivered as a deed by SEADRILL CASTOR PTE. LTD. acting by Jon Olav Østhus	) ) ) )	/s/ Jon Olav Østhus ……………………………………………
in the presence of:	) )
Witness’s signature:	) )	/s/ Unni M. Østhus ……………………………………………
Name of witness:	) )	Unni Marie Østhus ……………………………………………
Address of witness:	) )	[ ] ……………………………………………
	) )	[ ] ……………………………………………
Occupation of witness:	)	[ ] ……………………………………………

    [Execution page to the Share and Asset Purchase Agreement]

Executed and delivered as a deed by SEADRILL TELESTO LTD. acting by Martyn Svensen	) ) ) )	/s/ Martyn Svensen ……………………………………………
in the presence of:	) )
Witness’s signature:	) )	/s/ Allison Forte-Holloway ……………………………………………
Name of witness:	) )	Allison Forte-Holloway ……………………………………………
Address of witness:	) )	[ ] ……………………………………………
	) )	[ ] ……………………………………………
Occupation of witness:	)	[ ] ……………………………………………

Executed and delivered as a deed by SEADRILL TUCANA LTD. acting by Martyn Svensen	) ) ) ) )	/s/ Martyn Svensen ……………………………………………
in the presence of:	) )
Witness’s signature:	) )	/s/ Allison Forte-Holloway ……………………………………………
Name of witness:	) )	Allison Forte-Holloway ……………………………………………
Address of witness:	) )	[ ] ……………………………………………
	) )	[ ] ……………………………………………
Occupation of witness:	)	[ ] ……………………………………………

    [Execution page to the Share and Asset Purchase Agreement]

Executed and delivered as a deed by SEADRILL JACK UP HOLDING LTD. acting by Martyn Svensen	) ) ) )	/s/ Martyn Svensen ……………………………………………
in the presence of:	) )
Witness’s signature:	) )	/s/ Allison Forte-Holloway ……………………………………………
Name of witness:	) )	Allison Forte-Holloway ……………………………………………
Address of witness:	) )	[ ] ……………………………………………
	) )	[ ] ……………………………………………
Occupation of witness:	)	[ ] ……………………………………………

    [Execution page to the Share and Asset Purchase Agreement]

Executed and delivered as a deed by GULF DRILLING INTERNATIONAL LIMITED acting by Marcus Carl Barraclough	) ) ) ) )	/s/ Marcus Carl Barraclough ……………………………………………
in the presence of:	) )
Witness’s signature:	) )	/s/ Abdallah Altahir ……………………………………………
Name of witness:	) )	Abdallah Altahir ……………………………………………
Address of witness:	) )	[ ] ……………………………………………
	) )	[ ] ……………………………………………
Occupation of witness:	)	[ ] ……………………………………………

Executed and delivered as a deed by GULF JACKUP SPC LLC acting by Marcus Carl Barraclough	) ) ) )	/s/ Marcus Carl Barraclough ……………………………………………
in the presence of:	) )
Witness’s signature:	) )	/s/ Abdallah Altahir ……………………………………………
Name of witness:	) )	Abdallah Altahir ……………………………………………
Address of witness:	) )	[ ] ……………………………………………
	) )	[ ] ……………………………………………
Occupation of witness:	)	[ ] ……………………………………………

    [Execution page to the Share and Asset Purchase Agreement]